Exhibit 99.1

News Release New Board Members

NEWMONT ANNOUNCES TWO NEW BOARD MEMBERS

DENVER October 31, 2005 – Newmont Mining Corporation (NYSE: NEM) announced the appointments of Veronica Hagen and Noreen Doyle to the Newmont Board of Directors.

Ms. Doyle brings a broad range of financial expertise to Newmont’s Board of Directors. She was appointed the First Vice President of the European Bank for Reconstruction and Development in 2001, where she was responsible for banking operations in its twenty-seven countries. Ms. Doyle currently sits on the Board of Directors of Credit Suisse Group and has served as the chair of the Budapest Bank Supervisory Board. Prior to joining the EBRD, she had a long career in investment banking, with an emphasis in the natural resources sector. She holds a Bachelor of Arts Degree from the College of Mount Saint Vincent and a Masters of Business Administration from the Amos Tuck School of Business at Dartmouth College, where she currently serves on its Board of Overseers.

Ms. Hagen brings extensive operations and global commodity market experience to her role on the Newmont Board of Directors. She was appointed President and CEO of Sappi Fine Paper North America in 2004. Prior to working for Sappi, she served in various executive roles with Alcoa and Alumax, before its acquisition by Alcoa. She currently serves on the Board of Directors for Jacuzzi Brands, Incorporated. Ms. Hagen holds a Bachelor of Science in International Relations from the University of Southern California.

Newmont is the world’s largest gold producer with significant assets or operations on five continents. Headquartered in Denver, Colorado, Newmont employs approximately 14,000 people worldwide and is committed to the highest standards for environmental management, social responsibility, and health and safety for its employees and neighboring communities. In addition to the New York Stock Exchange, Newmont trades on the Australian and Toronto stock exchanges. More information about the Company is available at www.newmont.com.

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Investor Contact:	Randy Engel	(303) 837-6033	randy.engel@newmont.com

Media Contact:	Heatheryn Higgins	(303) 837-5248	heatheryn.higgins@newmont.com

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